Exhibit 10.22

DATED 1 DECEMBER 2003

(1) Cambridge Display Technology Limited

(2) CDT Oxford Ltd

(3) Sumitomo Chemical Co., Ltd.

OPTION AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

THIS OPTION AGREEMENT (this “Agreement”) is made as of December 1, 2003 (the “Effective Date”)

BETWEEN:

Cambridge Display Technology Limited (company number 02672530) whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 0TX, England (“CDT”);

CDT Oxford Limited (company number 04421247) whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 0TX, England (“CDT Oxford”); and

Sumitomo Chemical Co. Ltd. with an office at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo, 104-8260, Japan (“Sumitomo”).

BACKGROUND:

(A)	CDT is the owner of certain inventions relating to electroluminescent polymer devices, in respect of which CDT has obtained and made applications for patent protection in various countries.

(B)	CDT Oxford is the owner of certain inventions relating to dendrimer materials, in respect of which CDT Oxford has obtained and made applications for patent protection in various countries, CDT Oxford has acquired the exclusive right to sub-licence certain inventions relating to dendrimer materials, in respect of which patent protection has been obtained or applied for in various countries.

(C)	Sumitomo wishes to acquire (i) an option to a licence under CDT’s patents and patent applications to manufacture, have manufactured, use, and sell electroluminescent devices using LEP (as defined below), and (ii) an option to a licence under CDT Oxford’s patents and patent applications and a sub-licence under the patents and patent applications to which CDT Oxford has the right to grant sub-licences (hereinafter collectively referred to as the “CDT Oxford Background Dendrimer Intellectual Property”), to manufacture, have manufactured, use and sell the Dendrimers, Hybrids, Blends and Polymer Metal Complexes (each as defined below) and to manufacture, have manufactured, use, and sell, electroluminescent devices using the Dendrimers, Hybrids, Blends and/or Polymer Metal Complexes and CDT and CDT Oxford are willing to grant such options upon and subject to the provisions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms, when capitalized herein, shall have the meanings set forth in this clause.

Affiliate	means, when used with reference to a specified entity, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. An entity shall be deemed to control any partnership or corporation in which such entity owns or controls more than fifty percent (50%) of the partnership interests or securities having the right to vote for the management thereof;

Blend	means a mixture of a host material and one or more of a Dendrimer, Hybrid or Light Emitting Metal Complex wherein light emission from the mixture arises from one or more of a Dendrimer, Hybrid or Light Emitting Metal Complex;

Dendrimer	means a molecule comprising one light emitting core and at least one conjugated and branched chain;

Hybrid	means a polymer comprising at least one Dendrimer;

Member of CDT Oxford’s Group	means CDT Oxford, CDT, the Affiliates of CDT, CDT Acquisition Group Corporation of 1151 Mandarin Forrest Drive, Jacksonville, Florida, 23332, USA (“CDT Acquisition”) and the Affiliates of CDT Acquisition;

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Light Emitting Metal Complex	means an organometallic molecule which has no dendrons or conjugated chain and is not a Polymer Metal Complex;

LEP	means any conjugated polymer with electro-luminescent properties;

Option A	means the option granted under clause 2 hereto;

Option B	means the options granted under clause 3 hereto;

Polymer Metal Complex	means a polymer containing at least one light emitting metal complex that is not a Dendrimer;

Products	means Dendrimers, Hybrids, Blends, Polymer Metal Complexes, Light Emitting Metal Complexes and Special Blends; and

Special Blends	means a mixture of a host material and a Polymer Metal Complex wherein light emission from the mixture arises from a Polymer Metal Complex.

2.	OPTION TO MATERIALS DENDRIMER LICENCE

2.1	CDT Oxford grants to Sumitomo and its Affiliates an option to a world-wide, non-exclusive licence, to manufacture, have manufactured, use, and sell Products under the CDT Oxford Background Dendrimer Intellectual Property on the terms set out in the Patent Licence for Dendrimer Materials at Schedule 1 of this Agreement.

2.2	The option granted under clause 2.1 may be exercised by Sumitomo at any time up to the fifth anniversary of the date hereof upon 30 days prior written notice provided to CDT Oxford, whereupon the parties shall execute the Patent Licence for Dendrimer Materials set out in Schedule 1 and Amendment to License Agreement set out in Schedule 2.

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3.	OPTION TO DISPLAY LICENCE

3.1	CDT grants to Sumitomo and its Affiliates an option to a world-wide, non-exclusive licence, under its intellectual property to manufacture, have manufactured, use, and sell display devices, including lighting devices, using LEP on terms and conditions which shall be separately agreed upon, through negotiations conducted in good faith, between CDT and Sumitomo.

3.2	CDT Oxford grants to Sumitomo and its Affiliates an option to a world-wide, non-exclusive licence, under its intellectual property to manufacture, use and sell display devices, including lighting devices, which incorporate the Products on terms and conditions which shall be separately agreed upon, through negotiations conducted in good faith, between CDT Oxford and Sumitomo.

3.3	The options granted under clauses 3.1 and 3.2 may be exercised by Sumitomo at any time up to the third anniversary of the date hereof, upon 30 days prior written notice, at which time the relevant parties hereto shall negotiate the terms and conditions of such license.

4.	CONSIDERATION

4.1	In consideration of the grant of Option A and Option B, Sumitomo shall pay to CDT the sum of [**] (the “Option Fee”). The Option Fee shall be non-refundable and shall be paid within 30 days of the Effective Date. All sums payable pursuant to this Agreement are exclusive of value added tax or other applicable taxes or duties for which Sumitomo shall be additionally liable and shall be paid in cleared funds to such bank account as CDT may from time to time nominate, without any set off, deduction or withholding except such amount (if any) of tax as Sumitomo is required to deduct or withhold by law. If Sumitomo is required by law to make any tax deduction or withholding, Sumitomo shall do all things in its power which may be reasonably necessary to enable or assist CDT to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give CDT proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

5.	TERM OF OPTIONS

5.1	This Agreement shall become effective on the Effective Date and shall remain in full force and effect until the fifth anniversary of the Effective

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Date. Notwithstanding the foregoing, the parties agree that Option B shall expire on the third anniversary of the Effective Date.

5.2	No expiration of this Agreement shall constitute a termination or waiver of any rights or obligation of any party hereto accruing at or prior to the date of expiration. In addition, the provisions of clauses 5.2, 6.5 and 6.6 shall survive any expiration of this Agreement without limitation.

6.	NATURE OF AGREEMENT

6.1	CDT and CDT Oxford shall be entitled to transfer the monetary benefit of this Agreement by way of novation to any Member of CDT Oxford’s Group, provided that any act or omission of any such Member of CDT Oxford’s Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of CDT or CDT Oxford, whether jointly or severally. Any such transfer shall not relieve CDT or CDT Oxford, as the case may be, from any liability or obligation arising on or prior to the date of such transfer.

6.2	CDT or CDT Oxford may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business. Any such transfer shall not relieve CDT or CDT Oxford, as the case may be, from any liability or obligation arising on or prior to the date of such transfer.

6.3	This Agreement is personal to Sumitomo who shall not assign, mortgage, charge (otherwise than by floating charge) or (except as expressly provided herein) sub-license any of its rights hereunder or sub-contract or otherwise delegate any of its obligations hereunder, unless otherwise explicitly stipulated hereunder, except with the written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the parties hereto agree that SUMITOMO shall be entitled to assign this Agreement to any of its Affiliates without any requirement to obtain the consent of CDT or CDT OXFORD.

6.4	The grant of Option A and Option B, pending their exercise, does not grant or imply to Sumitomo any licence under CDT’s or CDT Oxford’s intellectual property.

6.5	This Agreement shall be governed by and construed in accordance with English law.

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6.6	If it is not possible to resolve a disagreement or dispute arising under, out of, or in connection with or in relation to this Agreement through good faith negotiations among the parties hereto, the matter shall be submitted to a panel of three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce. Sumitomo will chose one arbitrator and CDT and CDT Oxford shall jointly choose the second arbitrator. The third arbitrator shall be selected by the first two arbitrators. The arbitration shall take place in Tokyo, Japan, if requested by CDT or CDT Oxford, and in London, England, if requested by Sumitomo. The parties hereto agree that service of any notices in the course of such arbitration at their addresses as given in this Agreement shall be valid and sufficient. Any award rendered in such arbitration shall be final and binding upon the parties hereto, and judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

7.	MISCELLANEOUS

7.1	Any notice, disclosure or report given under this Agreement shall be in writing (which for such purposes shall include e-mail), in English and legible, shall be served by hand on a business day at or by being sent by facsimile (with confirmation of receipt) or email on a business day or by being sent by first class post or airmail to the address as given on page 1 or as otherwise notified in accordance with this clause, and shall be deemed served on the date actually received by the other party. Notices, disclosures and reports shall, if sent to CDT OXFORD, be marked for the attention of Stephen Chandler, Director Legal & IP and, if sent to SUMITOMO, shall be marked for the attention of Toshihiro Ohnishi, Corporate Planning & Coordination Office or, in either case, such other person whose details have been notified in accordance with this clause.

7.2	To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

7.3	This Agreement comprises the entire agreement and understanding of the parties in relation to its subject matter and cancels and supersedes all previous communications, agreements or understandings with regard to such subject matter. Each party hereto acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties

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and promises specifically contained in this Agreement. The parties hereto specifically agree that said previous communications, agreements, representations, understandings, negotiations, proposals or undertakings shall not be admissible as evidence in any arbitration, litigation or other legal proceeding for interpretation of this Agreement.

7.4	This Agreement may only be varied by an agreement in writing specifically referring to this clause 7.4 and signed by or on behalf of both parties hereto.

7.5	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy; or operate as a waiver thereof, nor shall the single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.6	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

7.7	This Agreement may be executed via facsimile and may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.8	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

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THIS AGREEMENT has been executed by the authorised signatories of each party on the Effective Date.

Cambridge Display Technology Limited

By:	/s/ David Fyfe
Name:	David Fyfe
Title:	CEO

CDT Oxford Limited

By:	/s/ Ian Butcher
Name:	Ian Butcher
Title:	Chairman & Director

Sumitomo Chemical Co., Ltd. By:

By:	/s/ Satoshi Kawachi
Name:	Satoshi Kawachi
Title:	Senior Managing Director

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DATED 1 DECEMBER 2003

(1) CDT Oxford Ltd

(2) Sumitomo Chemical Co., Ltd.

PATENT LICENCE FOR DENDRIMER MATERIALS

“[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.”

THIS PATENT LICENSE FOR DENDRIMER MATERIALS is made as of [date] (the “Effective Date”)

BETWEEN:

(1)	CDT Oxford Limited (company number 04421247) whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 0TX, England (“CDT Oxford”); and

(2)	Sumitomo Chemical Co., Ltd. with an office at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo, 104-8260, Japan (the “Licensee”).

BACKGROUND:

(A)	CDT Oxford is the owner of certain inventions relating to dendrimer materials, in respect of which CDT Oxford has obtained and made applications for patent protection in various countries.

(B)	CDT Oxford has acquired the exclusive right to sub-licence certain inventions relating to dendrimer materials, in respect of which patent protection has been obtained or applied for in various countries.

(C)	The Licensee wishes to acquire a licence under CDT Oxford’s patents and patent applications and a sub-licence under the patents and patent applications to which CDT Oxford has the right to grant sub-licences, to manufacture, have manufactured, use and sell dendrimer materials together with hybrid and other related materials and CDT Oxford is willing to grant such a licence upon and subject to the provisions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms, when capitalized herein, shall have the meanings set forth in this clause:

Affiliate	means, when used with reference to a specified entity, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. An entity shall be deemed to control any partnership or corporation in which such entity owns or controls more than fifty percent (50%) of the partnership interests or securities having the right to vote for the management thereof;

Agreement	means this Patent Licence for Dendrimer Materials (including any schedule or annexure to it and any amendment or modification thereto in agreed form);

Blend	means a mixture of a host material and one or more of a Dendrimer, Hybrid or Light Emitting Metal Complex wherein light emission from the mixture arises from one or more of a Dendrimer or Hybrid or Light Emitting Metal Complex;

CDT Oxford Background Dendrimer Intellectual Property	means the CDT Oxford Patents, the CDT Oxford Licensed Patents and the Technology relating to such patents;

CDT Oxford Licensed Patents	means the patents and patent applications licensed to CDT Oxford by the University of Oxford, Isis Innovations and the University of St Andrews as listed in Schedule 2 (“Schedule 2 Patents”), which shall be updated from time to time by adding to Schedule 2 the patents and patent applications licensed to CDT Oxford after the Effective Date by the University of Oxford, Isis Innovations and the University of St Andrews regarding Products, and any and all family members of such patents and patent applications, including (a) counterpart foreign patents and counterpart foreign patent applications of the Schedule 2 Patents (“Schedule 2 Foreign Patents”), (b) continuations, continuations in part, divisionals, extensions, revivals, renewals, reissues, and substitutes (“Derivatives”) of the Schedule 2 Patents and the Schedule 2 Foreign Patents, (c) patents and patent applications claiming priority from (i) the Schedule 2 Patents, (ii) the Schedule 2 Foreign Patents, and (iii) the Derivatives of the Schedule 2 Patents and the Schedule 2 Foreign Patents (“Schedule 2 Priority Patents”), and (d) the Derivatives of the Schedule 2 Priority Patents;

CDT Oxford Patents	means the patents and patent applications listed in Schedule 1 (“Schedule 1 Patents”), which shall be updated from time to time by adding to Schedule 1 the patents and patent applications filed by CDT Oxford after the Effective Date regarding Products, and any and all family members of such patents and patent applications, including (a) counterpart foreign patents and counterpart foreign patent applications of the Schedule 1 Patents (“Schedule 1 Foreign Patents”), (b) the Derivatives of the Schedule 1 Patents and the Schedule 1 Foreign Patents, (c) patents and patent applications claiming priority from (i) the Schedule 1 Patents, (ii) the Schedule 1 Foreign Patents, and (iii) the Derivatives of the Schedule 1 Patents and the Schedule 1 Foreign Patents (“Schedule 1 Priority Patents”), and (d) the Derivatives of the Schedule 1 Priority Patents;

Confidential Information	means any and all information disclosed by one party hereto to the other party hereto during the term of this Agreement (whether in writing, orally or by any other means), which at the time of disclosure is designated as confidential or proprietary, is disclosed in circumstances of confidence, or would be understood by parties hereto, exercising reasonable business judgement, to be confidential;

Dendrimer	means a molecule comprising one light emitting core and at least one conjugated and branched chain;

Disclosing Party	means the party disclosing its Confidential Information to the other party;

Hybrid	means a polymer comprising at least one Dendrimer;

Intellectual Property	means any patent, trade or service mark (whether registered or not), copyright, registered design,

design right and topography right or any other form of protection, any right to apply or application for such protection, and any rights in any secret process, know-how, technical reports, designs, confidential information or otherwise or any associated or similar right or protection subsisting at the relevant time in any jurisdiction, anywhere in the world;

Light Emitting Metal Complex	means an organometallic molecule which has no dendrons or conjugated chain and is not a Polymer Metal Complex;

Member of CDT Oxford’s Group	means Cambridge Display Technology Ltd whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 0TX and its Affiliates and CDT Acquisition Corporation of 1151 Mandarin Forrest Drive, Jacksonville, Florida, 23332, USA and its Affiliates;

Polymer Metal Complex	means a polymer containing at least one light emitting metal complex that is not a Dendrimer;

Net Sales	means the gross invoice price billed by Licensee to its customers for the sale of Products after deduction of (a) duties, sales taxes, value added or similar taxes, consumption taxes and other governmental charges actually incurred and paid by Licensee in connection with sales and delivery of such Products if included in such gross invoice price, (b) costs of packaging, transportation charges and insurance, if included in such gross invoice price, (c) credits or allowances given or made on account of the settlement of complaints, rejection of Products, return of Products or retroactive price reductions, if included in such gross invoice price, and (d) trade, cash, or quantity discounts allowed and taken, if included in such gross invoice price;

Option Agreement	means the option agreement relating to the licensing of CDT Oxford Background Dendrimer Intellectual Property entered into by the parties and dated as of December 1, 2003;

Products	means Dendrimers, Hybrids, Blends, Polymer Metal Complexes, Light Emitting Metal Complexes and Special Blends;

Project	means the joint development work to be conducted under the Joint Development Agreement dated as of December 1, 2003, between CDT Oxford and Sumitomo.

Quarter	means the three months commencing on January 1, April 1, July 1, or October 1. The first Quarter under this Agreement shall be for a period commencing as of the effective date of this Agreement and ending at the end of March, June, September or December, whichever comes first after the effective date of this Agreement. The last Quarter under this Agreement shall end on its termination or expiry. “Quarterly” shall be construed accordingly;

Receiving Party	means the party receiving Confidential Information from the Disclosing Party;

Recipient	means any employee, agent, advisor or consultant of the Receiving Party.

Special Blends	means a mixture of a host material and a Polymer Metal Complex wherein light emission from the mixture arises from a Polymer Metal Complex;

Technology	means any discovery, invention, development, technical information, data, knowledge, technique, process, demonstrator, system, formula, result of experiment, design, statistic, record, know-how, information, material or substance and all Intellectual Property relating to any of the foregoing, whether the subject of a patent, or patent application, or not;

1.2	As used in this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	GRANT OF LICENCE

2.1	CDT Oxford grants to Licensee and to its Affiliates and Licensee accepts on behalf of itself and its Affiliates, a non-exclusive licence to use the CDT Oxford Background Dendrimer Intellectual Property upon and subject to the provisions of this Agreement, to manufacture, have manufactured, use and sell Products in any and all countries of the world.

2.2	The Licensee shall give written notification to CDT Oxford if any of the rights granted hereunder are exercised by an Affiliate of the Licensee. Any act or omission of any such Affiliate shall, for all purposes of this Agreement, be deemed to be the act or omission of the Licensee.

2.3	CDT Oxford shall not grant any licences under the CDT Oxford Background Dendrimer Intellectual Property to any third party for a period of two years following the date of signature of the Option Agreement. For the avoidance of doubt CDT Oxford retains the right to grant options to licences to the CDT Oxford Background Dendrimer Intellectual Property, provided that no such options are exercisable prior to the date set forth in this clause 2.3.

2.4	In the event that following the Effective Date CDT Oxford grants one or more licences under the CDT Oxford Background Dendrimer Intellectual Property to any third party on terms more favourable than those granted to Licensee in this Agreement, the Licensee shall be entitled to have this Agreement modified such that the more favourable terms shall apply to this Agreement. Any such modification of this Agreement shall be subject to the Licensee undertaking such additional or different terms and conditions as are undertaken by such third party. Any more favourable royalty rate shall only apply from the date such royalty applies to such third party. The foregoing provision shall not apply where:

(a)	CDT Oxford receives a grant of patent rights, other licence or other non-monetary consideration from such third party; or

(b)	the more favourable terms result from the settlement of a claim by CDT Oxford.

2.5	CDT Oxford agrees not to sue Licensee or its Affiliates for contributory infringement under CDT Oxford Background Dendrimer Intellectual Property to the extent that Products supplied by Licensee are being used by Licensee’s customers for the purposes of research and development and not for the production of products for commercial sale. CDT Oxford will promptly notify Licensee if it believes Licensee is contributorily infringing CDT Oxford Background Dendrimer Intellectual Property by supplying a particular customer and CDT Oxford will identify such customer of Licensee. CDT Oxford will not pursue any suit against Licensee for the alleged contributory infringement unless Licensee has not ceased sales to such customer within three months of receiving such notice from CDT Oxford.

2.6	Licensee agrees to use, and to procure that its Affiliates use, such trademarks, designs or wording in conjunction with the sale of Products as CDT Oxford reasonably directs from time to time, such trademarks, designs or wording being intended generally to indicate such licence and/or designate the materials in question as incorporating CDT Oxford technology. The Licensee shall not use any mark or name confusingly similar to any trademark, design, or wording that may be stipulated by CDT Oxford pursuant to this clause 2.6 or otherwise prejudice their distinctiveness or reputation.

3.	WARRANTIES AND REPRESENTATION

3.1	CDT Oxford hereby represents and warrants to Licensee that;

(a)	it is the sole and exclusive owner of the CDT Oxford Patents;

(b)	it has been granted an exclusive license from the University of Oxford, Isis Innovations and the University of St Andrews, with the right to sublicense to any third party in the field of light emitting materials and devices, under CDT Oxford Licensed Patents and it is specifically authorized to licence the manufacture, use and sale of Products in any and all countries of the world,

3.2	Should Licensee become aware that the exercise by Licensee of any of the rights granted to it under clause 2.1 above may amount to infringement of a patent owned by a third party, or should the exercise by Licensee of any of the rights granted to it under clause 2.1 above give rise to a claim for infringement of any patent owned by a third party, Licensee shall inform CDT Oxford of such claim and both parties will discuss how to defend such claim. CDT Oxford agrees to provide Licensee with such reasonable assistance as is reasonably necessary to enable Licensee to defend such claim. CDT Oxford’s assistance under this clause 3.2 shall be within CDT Oxford’s capacity then available to CDT Oxford and shall be subject to the payment of compensation (limited to fees and actual costs incurred by CDT Oxford in connection with providing such assistance) by Licensee to CDT Oxford. Notwithstanding the above, CDT Oxford shall provide Licensee with such technical information then available to it that is reasonably necessary for the purpose of Licensee’s defending itself.

3.3	CDT Oxford does not give and nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by it that any patent applications licensed hereunder will proceed to grant;

(b)	a warranty or representation by CDT Oxford as to the volume or quality of Products which may be manufactured through the use of the CDT Oxford Background Dendrimer Intellectual Property;

(c)	conferring by implication, estoppel or otherwise, upon the Licensee or any other Affiliate, any licence or other right under any patent rights or other intellectual property except for the licenses and rights expressly granted hereunder;

(d)	a representation or warranty as to the efficacy or usefulness of the CDT Oxford Background Dendrimer Intellectual Property or that they will produce materials of satisfactory quality or fit for the purpose for which the Licensee or any other Affiliate intended;

(e)	a warranty or representation as to the validity or scope of any patent or patent application licensed hereunder; or

(f)	a warranty or representation that the manufacture, use, rental, lease, sale, transfer or other disposal of any Product is free from infringement of any patents or other rights of third parties.

4.	FINANCIAL PROVISIONS

4.1	In consideration of the rights and licenses granted by CDT Oxford to Licensee under this Agreement, the Licensee will pay to CDT Oxford:

(a)	the initial lump sum fee of [**], due within thirty (30) days of the Effective Date; and

(b)	royalties of [**] in respect of the Net Sales of all Products manufactured by or for the Licensee or any Affiliate using the CDT Oxford Background Dendrimer Intellectual Property and sold and, in the case of any non-cash transaction, transferred to third parties, in each Quarter.

4.2	The royalties due under clause 4.1 (b) shall be paid to CDT Oxford within sixty (60) days after the end of each Quarter during the term of this Agreement. On a quarterly basis, Licensee shall submit to CDT Oxford a written report showing:

(a)	the Net Sales of all Products; and

(b)	the amount of royalties due pursuant to clause 4.1(b).

4.3	Where any Product is sold or otherwise disposed of by means of a commercial transaction other than on arm’s length terms then the Net Sales price shall be the fair market price for such Product. Where the parties are unable to agree on such a fair market price, Licensee shall provide a letter signed by an independent accounting firm (which is reasonably agreeable to CDT Oxford) which establishes a fair market price for such Product, provided that all expenses incurred by Licensee in connection with providing such letter shall be borne or promptly reimbursed by CDT Oxford.

4.4	All royalties or other sums payable under this Agreement shall be paid in US Dollars (US$), and where the underlying price in respect of which any royalty is so payable is stated in a currency other than US$, it shall be converted into US$ by reference to the Telegraphic Transfer Selling (TTS) rate quoted from the publication by Bank of Tokyo Mitsubishi on the last business day of the Quarter in question.

4.5	All sums payable pursuant to this Agreement are exclusive of value added tax or other applicable taxes or duties for which the Licensee shall be additionally liable and shall be paid in cleared funds to such bank account as CDT Oxford may from time to time nominate, without any set off, deduction or withholding except such amount (if any) of tax as the Licensee is required to deduct or withhold by law. If the Licensee is required by law to make any tax deduction or withholding, the Licensee shall do all things in its power which may be reasonably necessary to enable or assist CDT Oxford to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give CDT Oxford proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

4.6	If the Licensee makes any default in payment of the royalties and other sums due hereunder the amount due shall bear interest, both before and after any judgement, at the rate of 1.0% per month compounded monthly from the due date until payment is made to CDT Oxford. In no event shall said annual rate exceed the maximum interest allowed by applicable law.

4.7	At the commencement of this Agreement the Licensee will give CDT Oxford a non-binding estimate of the likely royalties payable to CDT Oxford with respect to the calendar year in which the commencement takes place. Thereafter, in the October preceding each complete calendar year, Licensee will furnish similar non-binding information with respect to the succeeding calendar year. It is understood by both parties that such estimate shall be used only for the purpose of CDT Oxford’s budget planning, and shall not bind Licensee in any way.

4.8	Licensee’s reports submitted to CDT Oxford pursuant to clause 4.2 above shall be certified by an officer of Licensee or by a designee of such officer to be correct to the best of Licensee’s knowledge and information.

5.	MATERIALS

5.1	Upon CDT Oxford’s written request, Licensee shall provide free of charge a reasonable quantity of samples of Products to CDT Oxford Provided always that the Licensee is able to manufacture such samples without unreasonable interference to its other commercial activities. CDT Oxford agrees that it shall use such samples solely for CDT Oxford’s research purposes and that it shall not provide any third party with such samples without first obtaining the prior written consent of Licensee, such consent not to be unreasonably withheld, except that the parties hereto agree that Licensee may withhold its consent to CDT Oxford providing such samples to Licensee’s competitors. Licensee may terminate the requirement to provide CDT Oxford with samples upon providing CDT Oxford with six (6) months prior written notice if (a) Licensee decides not to commercialize or decides to terminate selling Products or (b) Licensee has any other reasonable reason to terminate the requirement set forth in this clause 5.1.

5.2	Licensee agrees to negotiate a supply agreement to supply CDT Oxford and/or Members of CDT Oxford’s Group with Products for use in manufacturing light emitting devices. Licensee agrees that such supply agreement will be on terms and conditions which, taken as a whole, are at least as favorable to CDT Oxford as the most favorable terms and conditions that Licensee has or may grant from time to time to any third party (except if primarily in settlement of a bona fide dispute regarding any light emitting devices) with respect to Products for use in manufacturing light emitting devices. In the event that while such supply agreement with CDT Oxford is in effect, Licensee enters an agreement of similar scope (not including an agreement that is entered primarily to settle a bona fide dispute regarding infringement of Products for use in manufacturing light emitting devices or proprietary rights relating thereto) for less consideration with a third party, then CDT Oxford may within sixty (60) days of notice of such agreement, elect to substitute the consideration provisions of such agreement for the consideration provisions of CDT Oxford’s supply agreement; provided, however, that CDT Oxford adopts all of the additional restrictions, obligations and supply limitations imposed in such agreement. In determining whether an agreement is of a similar scope and the consideration is less, (a) all the terms of CDT Oxford’s supply agreement then in effect and such agreement shall be analyzed as a whole and (b) only the value and consideration attributable to Products for use in manufacturing light emitting devices will be taken into account.

6.	ACCOUNTS

6.1	During the term of this Agreement and for a period of two (2) years thereafter, Licensee shall keep, and shall ensure that its Affiliates keep, true and detailed accounts and records of customer invoices and books of account, in sufficient detail to enable CDT Oxford to determine the amount of royalties due and payable under this Agreement in the manner provided in clause 6.2.

6.2	The Licensee shall, at the reasonable request of CDT Oxford, allow an independent royalty auditor, no more than once per year, to inspect the records and books of Licensee referenced in clause 6.1 above at any reasonable time during normal business hours, provided that such auditor shall only report to CDT Oxford the amount of such royalty calculation, and, provided further, that CDT Oxford shall in advance bind such auditor through proper contractual obligations not to disclose to any third party the information obtained through such inspection or to use such information for any purpose other than the purpose set forth in this clause 6.

6.3	Inspections under clause 6.2 shall be carried out at CDT Oxford’s expense. However if the audit proves that the Licensee’s accounting of royalties was deficient by more than 5% of the money actually due, the cost of such inspection shall be borne by the Licensee.

6.4	The provisions of this clause 6 shall remain in full force and effect for two years after the termination of this Agreement.

7.	DURATION AND TERMINATION

7.1	This Agreement shall be effective as of the Effective Date and, unless sooner terminated as hereinafter set forth, shall continue in full force and effect until the later of (a) ten (10) years from the Effective Date or (b) the expiration of the last to expire of the CDT Oxford Patents and the CDT Oxford Licensed Patents that Licensee is using for the purpose of manufacturing, using or selling Products at the end of such ten year period. After the expiration of this Agreement, all rights and licenses granted hereunder shall remain in full force and effect on a non-exclusive basis and shall be irrevocable, and Licensee shall be free to use all CDT Oxford Background Dendrimer Intellectual Property in connection with the use, sale and manufacture of Products without any further payments to CDT Oxford.

7.2	CDT Oxford may forthwith terminate this Agreement by written notice to the Licensee if Licensee fails to make any payment when due under this Agreement and such payment is not made within sixty (60) days of written notice from CDT Oxford to Licensee.

7.3	Either party may forthwith terminate this Agreement by written notice to the other if:

(a)	the other party has materially breached this Agreement. Such termination shall be automatically effective if such breach has not been cured within thirty (30) calendar days after written notice of the breach to the breaching party;

(b)	an encumbrancer takes possession of, or a receiver is appointed with respect to, any of the property or assets of the other party;

(c)	the other party becomes subject to an administrative order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986) or anything analogous to the foregoing under the law of any other jurisdiction occurs in relation to that other party;

(d)	the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

or any analogous event to the foregoing under the applicable law of any jurisdiction occurs in relation to the other party.

7.4	For the avoidance of doubt the rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

8.	EFFECTS OF TERMINATION

8.1	On termination of this Agreement:

(a)	if CDT Oxford terminates this Agreement in accordance with clause 7.2 or 7.3, the Licensee shall cease to use, either directly or indirectly, the CDT Oxford Background Dendrimer Intellectual Property (unless and to the extent expired);

(b)	if CDT Oxford terminates this Agreement in accordance with clause 7.2 or 7.3, the Licensee shall consent to the cancellation of any formal licence granted to it, or of any recordal of it in any register, in relation to any of the CDT Oxford Background Dendrimer Intellectual Property;

(c)	No termination or expiration of this Agreement shall constitute a termination or waiver of any rights or obligation of any party hereto accruing at or prior to the date of expiration; and

(d)	the provisions of clause 9 shall survive any termination or expiration of this Agreement for the time period specified therein, and the provisions of clauses 2.5, 3, 6, 7.1, 8, 11, 12, and 18 shall survive any termination or expiration of this Agreement without limitation.

9.	CONFIDENTIALITY

9.1	The Receiving Party shall keep all Confidential Information of the Disclosing Party confidential and shall not, at any time during the term of this Agreement or within 10 years from the date of any termination or expiration of this Agreement, disclose or divulge such Confidential Information of the Disclosing Party to any other person other than with the prior written consent of the Disclosing Party, or use the Confidential Information of the Disclosing Party for any purpose except as contemplated by this Agreement.

9.2	During the term of this Agreement, the Receiving Party may only disclose the Confidential Information of the Disclosing Party to any Recipient to the extent that it is necessary for the purposes of this Agreement, provided that the Receiving Party shall bind, in advance, such Recipient with a proper contractual obligation not to disclose the Confidential Information of the Disclosing Party to any third party.

9.3	The Confidential Information may be disclosed by the Receiving Party to any governmental or other authority or regulatory body or any other person, to the extent required by law, if any judicial, administrative or governmental proceeding requires disclosure of any Confidential Information, provided that the Receiving Party shall immediately notify the Disclosing Party of such requirement in writing so that the Disclosing Party may seek an appropriate protective order. If such a disclosure is required, the Receiving Party shall provide all reasonable assistance to the Disclosing Party to obtain the appropriate protective order.

9.4	The Confidential Information may be disclosed by the Receiving Party to any actual or potential legitimate, customer or supplier of that party, or any person carrying out research or development on its behalf, or any employee of that party or any Affiliate of that party, to the extent necessary for the purposes of the manufacture and sale of, and any other dealings in Products subject in each case to the party in question first obtaining and providing the other party with a copy of a written undertaking from the person in question, as nearly as practicable in the terms of this clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made.

9.5	CDT OXFORD may disclose the existence and the principal terms of this Agreement to any potential purchaser or other potential successor in title of all or substantially all of its business PROVIDED that such disclosure is only for the purposes of the evaluation of CDT OXFORD by such potential purchaser or successor in title, and subject to CDT OXFORD first (a) obtaining a written undertaking from the person in question to keep such information confidential in accordance with the provisions of this clause 9, to not disclose it to any third parties and to use it only for the purposes for which the disclosure is made and (b) notifying the Licensee in writing of the aforementioned disclosure.

9.6	The obligations contained in this clause 9 shall not apply to any Confidential Information which:

(a)	at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through any act or omission of the Receiving Party or any Recipient;

(b)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(c)	subsequently comes lawfully into the possession of the Receiving Party from a third party entitled to disclose the same and free of restrictions on disclosure and use; or

(d)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been independently developed by the Receiving Party without using any Confidential Information of the Disclosing Party; or

9.7	To secure the confidentiality attaching to the Confidential Information of the Disclosing Party, the Receiving Party shall take reasonable and appropriate measures to safeguard it against theft, loss or negligent disclosure to others, including but not limited to the same measures as it would take to protect its own confidential information.

9.8	Each party acknowledges and agrees that in the event of a breach or threatened breach of any of the provisions of this Agreement, the Disclosing Party shall have no adequate remedy at law and shall therefore, in addition to any other rights or remedies that such Disclosing Party may have at law or in equity, be entitled to injunctive relief to restrain such breach or threatened breach, without the necessity of proving damages, posting any bond or other security, and without prejudice to or diminution of any other rights or remedies which may be available at law or in equity.

10.	FORCE MAJEURE

10.1	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

10.2	The party affected by the Event of Force Majeure shall immediately give the other party written notification of the nature and extent of the Event of Force Majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

11.	NATURE OF AGREEMENT

11.1	CDT Oxford shall be entitled to transfer both the benefit and burden of this Agreement by way of novation to any Member of CDT Oxford’s Group or to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any Member of CDT Oxford’s Group, provided that any act or omission of any such Member of CDT Oxford’s Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of CDT Oxford, provided further that any such transferee agree to assume all of the obligations of CDT or CDT Oxford, as the case may be, under this Agreement.

11.2	Either party may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business, provided that any such transferee agree to assume all of the obligations of CDT or CDT Oxford, as the case may be, under this Agreement.

11.3	Subject to clauses 11.1 and 11.2, this Agreement is personal to each party hereto, who shall not assign, mortgage, charge (otherwise than by floating charge) or (except as expressly provided herein) sub-license any of its rights hereunder or sub-contract or otherwise delegate any of its obligations hereunder, except with the written consent of the other party (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Licensee shall be entitled to assign this Agreement to any of its Affiliates without any requirement to obtain the consent of CDT Oxford. Any transfer or assignment of this Agreement shall not relieve Licensee or CDT Oxford, as the case may be, from any liability or obligation arising on or prior to the date of such transfer.

11.4	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties, nor are the parties partners or joint venturers .

11.5	Each party hereto warrants to the other party that:

(a)	it has the authority to enter into this Agreement; and

(b)	the execution of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, such approvals have been obtained.

11.6	Neither party hereto shall be liable to the other party for any indirect or consequential losses, damages, costs or expenses incurred by reason of any duty at common law or under any statute, or any term hereof, whether express or implied by statute, collaterally or otherwise, nor for any loss of profit, business, goodwill, anticipated savings or contracts, however the same may arise and whether occasioned by the negligence, breach of contract or otherwise of the other party, its servants or agents or otherwise, which arises out of or in connection with this Agreement or its use by the other party.

11.7	The Licensee hereby agrees to indemnify and keep indemnified CDT Oxford, its servants and agents from and against all actions, claims, costs and demands which may be brought or made against CDT Oxford and all losses, damages, costs and expenses of any kind suffered by CDT Oxford of whatever nature and howsoever arising in connection with any Product manufactured by or on behalf of the Licensee or any Affiliate, except in the case of any misrepresentation by CDT Oxford.

11.8	To the extent permitted by law, the maximum limit of CDT Oxford’s liability under or in connection with this Agreement, whether in contract, tort, negligence, breach of statutory duty or otherwise shall be such sum as equals the greater of US$500,000 and the amount of royalties in the previous year, except in the case of any misrepresentation by CDT Oxford.

11.9	The Licensee acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, CDT Oxford shall have no liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

11.10	Except as otherwise expressly set forth herein, CDT Oxford make no representations, extends no warranties of any kind and assumes no responsibility with respect to any use, sale or other disposition of Dendrimers by Licensee or its customers. CDT Oxford specifically disclaims any and all implied warranties including warranties of merchantability and fitness for a particular purpose.

11.11	Except as otherwise expressly set forth herein, Licensee makes no representations, extends no warranties whether express or implied of any kind and assumes no responsibility with respect to any use, sale or other disposition of Product or its customers. Licensee specifically disclaims any and all implied warranties including warranties of merchantability and fitness for a particular purpose.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement shall be governed by and construed in accordance with English law.

12.2	If it is not possible to resolve a disagreement or dispute arising under, out of, or in connection with or in relation to this Agreement through good faith negotiations among the parties hereto, the matter shall be submitted to a panel of three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce. Licensee shall chose one arbitrator and CDT Oxford shall choose the second arbitrator. The third arbitrator shall be selected by the first two arbitrators. The arbitration shall take place in Tokyo, Japan, if requested by CDT Oxford, and in London, England, if requested by Licensee. The parties hereto agree that service of any notices in the course of such arbitration at their addresses as given in this Agreement shall be valid and sufficient. Any award rendered in such arbitration shall be final and binding upon the parties hereto, and judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

12.3	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

13.	NOTICES

Any notice, disclosure or report given under this Agreement shall be in writing (which for such purposes shall include e-mail), in English and legible, shall be served by hand on a business day at or by being sent by facsimile (with confirmation of receipt) or email on a business day or by being sent by first class post or airmail to the address as given on page 1 or as otherwise notified in accordance with this clause, and shall be deemed served on the date actually received by the other party. Notices, disclosures and reports shall, if sent to CDT Oxford, be marked for the attention of Stephen Chandler, Director Legal & IP and, if sent to Licensee, shall be marked for the attention of Toshihiro Ohnishi, Corporate Planning & Coordination Office or, in either case, such other person whose details have been notified to the other party in accordance with this clause. Any notice provided in accordance with the terms of this clause shall be deemed to have been served at the time of delivery.

14.	FURTHER ASSURANCE

After this Agreement has been signed by both parties, each party shall execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

15.	WAIVER

15.1	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

15.2	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

15.3	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this

Agreement shall impair such right, power or remedy; or operate as a waiver thereof, nor shall the single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.	SEVERANCE

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

17.	ANNOUNCEMENTS

The parties shall make a joint announcement within 30 days of the signature of this Agreement. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached. In addition, the parties will use their reasonable endeavours to promote Dendrimer technology for the duration of this Agreement.

18.	NON SOLICITATION

Each party hereto agrees that, during the term of this Agreement and for a period of 12 months following the expiration or termination of this Agreement, it shall not solicit the services (except as contemplated by the Project) or employment of or introduce to another employer either temporarily or permanently, directly or indirectly any person who is employed by the other party or its Affiliates, and who was or is involved in the Project, and shall use commercially reasonable efforts to ensure that its Affiliates comply with this provision. Each party hereto agrees that if it or its Affiliates breaches this clause, in addition to any other remedies that may be available to the other party, it shall pay to the other party a sum equivalent to two times the new annual starting salary and benefits of the person concerned.

19.	ENTIRE AGREEMENT

This Agreement comprises the entire agreement and understanding of the parties in relation to its subject matter and cancels and supersedes all previous communications, agreements or understandings with regard to such subject matter. Each parry hereto acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained in this Agreement. The parties hereto specifically agree that said previous communications, agreements, representations, understandings, negotiations, proposals or undertakings shall not be admissible as evidence in any arbitration, litigation or other legal proceeding for interpretation of this Agreement.

20.	MISCELLANEOUS

20.1	This Agreement may only be varied by an agreement in writing specifically referring to this clause 20.1 and signed by or on behalf of both parties hereto.

20.2	The parties are not partners or joint venturers nor is either able to act as agent of the other.

20.3	This Agreement may be executed via facsimile and may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

THIS AGREEMENT has been executed by the authorised signatories of each party on the Effective Date.

CDT Oxford Limited

By:

Name:

Title:

Sumitomo Chemical Co., Ltd.

By:

Name:

Title: